Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

                                                                                                                                                                           FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2019

FOURTH QUARTER FINANCIAL RESULTS

● Veth Acquisition Accretive to EBITDA for Fiscal 2019
● Marine Markets Represent 48% of Total Sales for Fiscal 2019
● Generated $6,697,000 in Operating Cash Flow for the Fiscal 2019 Fourth Quarter
● Focused on Executing Strategic Growth Plan and Improving Profitability

RACINE, WISCONSIN—August 9, 2019 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2019 fourth quarter ended June 30, 2019.

Sales for the fiscal 2019 fourth quarter were $72,447,000, compared to $73,774,000 for the same period last year. The 1.8% decrease in 2019 fourth quarter sales was primarily due to reduced demand for the Company’s 8500 series transmission systems from North American fracking customers, partially offset by stable activity in the global industrial and commercial marine markets, and the contribution of Veth Propulsion. For the fiscal 2019 full year, sales were $302,663,000, compared to $240,733,000 for fiscal 2018, an increase of 25.7%.

Commenting on the results, John H. Batten, Chief Executive Officer, said: “Continued operational challenges associated with manufacturing and supply chain issues, compounded by a weak oil and gas environment, significantly impacted profitability during the fiscal 2019 fourth quarter. I am pleased with the meaningful progress we made executing our long-term strategic plan, which is focused on diversifying our product, geographic, and end market exposure, investing in our manufacturing and supply chain capabilities, and creating an agile and profit focused platform.”

“The Veth Propulsion acquisition was an important milestone and its fiscal 2019 financial performance was in line with our initial expectations. During fiscal 2019, we have completed most of the integration of Veth Propulsion, expanded Veth’s presence in the U.S. and improved our mix of marine sales. In fact, Veth’s backlog has increased approximately 30% since we acquired the business in July 2018. Overall, marine markets represented 48% of fiscal 2019’s total sales, compared to 38% last fiscal year. Our focus on diversification significantly helped us absorb the fourth quarter’s weak oil and gas market environment and confirms the benefits of our diversification strategy. I am pleased with Veth’s performance as it contributed to both sales and cash earnings for fiscal 2019. Based on current trends, we continue to believe the Veth Propulsion acquisition will generate diluted GAAP earnings accretion of $0.30 per share once fully integrated.”

Gross profit percent for the fiscal 2019 fourth quarter was 22.7%, compared to 37.4% in the fiscal 2018 fourth quarter. The decrease in gross profit percent for the fiscal 2019 fourth quarter compared to the fiscal 2018 fourth quarter was primarily due to a less profitable mix of revenues associated with reduced new rig construction and aftermarket demand in the North American fracking market and volume shifting to lower margin products. Margin was also impacted by a move to higher cost suppliers in order to meet production demands. The Company is actively pursuing cost reduction and pricing initiatives to improve gross margin and overall profitability. For the fiscal 2019 full year, gross profit was 29.6%, compared to 33.5% for the fiscal 2018 full year.

For the fiscal 2019 fourth quarter, marketing, engineering and administrative (ME&A) expenses decreased $1,811,000 to $16,272,000, compared to $18,083,000 for the fiscal 2018 fourth quarter. The fourth quarter decrease was due to lower professional fees ($1,078,000), bonus expense ($2,055,000) and the impact of the Mill Log divestiture ($1,138,000). These decreases were partially offset by the incremental Veth expense ($2,654,000). For the fiscal 2019 full year, ME&A expenses increased $10,446,000, or 17.1%, to $71,541,000, compared to $61,095,000 for the fiscal 2018 full year. As a percent of revenues, for the fiscal 2019 full year, ME&A expenses improved to 23.6%, compared to 25.4% for the fiscal 2018 full year.

Twin Disc recorded restructuring charges of $441,000 in the fiscal 2019 fourth quarter, compared to restructuring charges of $897,000 in the same period last fiscal year. Restructuring activities during the fiscal 2019 fourth quarter related primarily to cost reduction and productivity actions at the Company’s European operations. For the fiscal 2019 full year, the Company recorded restructuring charges of $1,179,000, compared to $3,398,000 for the fiscal 2018 full year.

The fiscal 2019 full year effective tax rate was 25.6% compared to the fiscal 2018 rate of 33.1%. The lower fiscal 2019 rate was primarily the result of the full year impact of the Tax Cuts and Jobs Act, which was enacted in the middle of the Company’s prior fiscal year. The prior year was also impacted by two significant discrete adjustments. During the first quarter of fiscal 2018, the Company recorded a tax benefit of $3,800,000 related to the reversal of a valuation allowance in a certain foreign jurisdiction that had been subject to a full valuation allowance. During the second quarter of the prior fiscal year, in compliance with the new Tax Cuts and Jobs Act, the Company recorded a non-cash tax expense of $3,800,000, primarily due to a remeasurement of deferred tax assets and liabilities. In addition, a rate change in Belgium resulted in a $400,000 non-cash tax expense due to remeasurement of deferred tax assets and liabilities. The mix of earnings by jurisdiction, smaller discrete adjustments and continued operational improvement explain the remaining movement in the Company’s effective tax rate.

The net loss attributable to Twin Disc for the fiscal 2019 fourth quarter was $(822,000), or $(0.06) per diluted share, compared to net income of $5,941,000 or $0.51 per diluted share, for the fiscal 2018 fourth quarter. For the fiscal 2019 full year, net income attributable to Twin Disc was $10,673,000, or $0.83 per diluted share, compared to net income of $9,528,000 or $0.82 per share for the fiscal 2018 full year.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $2,868,000 for the fiscal 2019 fourth quarter, compared to $9,925,000 for the fiscal 2018 fourth quarter. For the fiscal 2019 full year, EBITDA was $29,923,000 compared to $21,047,000 for the fiscal 2018 full year.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “During fiscal 2019 we completed several corporate actions to improve and invest in our long-term business platform and I am pleased with the successful follow-on offering completed in September 2018, as well as the strategic divestiture of Mill Log, which we completed during this year’s third quarter. We invested nearly $12,000,000 of capital expenditures this past fiscal year, nearly double that of the prior year, and expect to invest $12,000,000 to $14,000,000 in fiscal 2020. The investments we are making are focused on improving our operations, upgrading our manufacturing capabilities, and increasing our overall productivity. In addition, throughout fiscal 2020 we will continue to focus on operating cash flow, reducing leverage, and efficient balance sheet management.”

Mr. Batten concluded: “Our six-month backlog at June 30, 2019 was $99,593,000, compared to $113,703,000 at March 29, 2019 and $114,979,000 at June 30, 2018. As we enter the new fiscal year, we are focused on improving our performance, investing in our operations, and creating an infrastructure to support Twin Disc for the future. Components of this plan include our new operations facility in Texas, which is scheduled to open in the first calendar quarter of 2020, and our expanded Wisconsin distribution center, which opened in May 2019 and is now running at peak performance. We expect the investments we are making will start contributing to financial results during the second half of fiscal 2020. In addition, based on our current backlog of orders, we expect oil and gas market demand will remain soft throughout the fiscal 2020 first half. Despite the near-term market and operational challenges, we believe we are headed in the right direction to support our business and create shareholder value for the long-term.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, August 9, 2019. To participate in the conference call, please dial 888-394-8218 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. August 9, 2019, until midnight August 16, 2019. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 2203957.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (loss) INCOME (In thousands, except per-share data; unaudited)
	Quarter Ended		Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net sales	$72,447	$73,774	$302,663	$240,733
Cost of goods sold	55,996	46,170	213,022	160,092
Gross profit	16,451	27,604	89,641	80,641

Marketing, engineering and
administrative expenses	16,272	18,083	71,541	61,095
Restructuring expenses	441	897	1,179	3,398
Other operating income	(220)	-	(1,577)	-
(Loss) income from operations	(42)	8,624	18,498	16,148

Interest Expense	(344)	(55)	(1,927)	(282)
Other expense, net	(456)	(240)	(2,064)	(1,446)
	(800)	(295)	(3,991)	(1,728)
(Loss) income before income taxes and noncontrolling interest	(842)	8,329	14,507	14,420
Income tax (benefit) expense	(69)	2,373	3,711	4,773

Net (loss) income	(773)	5,956	10,796	9,647
Less: Net earnings attributable to
noncontrolling interest, net of tax	(49)	(15)	(123)	(119)
Net (loss) income attributable to Twin Disc	$(822)	$5,941	$10,673	$9,528

Net (loss) income per share data:
Basic (loss) income per share attributable to Twin Disc common shareholders	$(0.06)	$0.51	$0.84	$0.82
Diluted (loss) income per share attributable to Twin Disc common shareholders	$(0.06)	$0.51	$0.83	$0.82

Weighted average shares outstanding data:
Basic shares outstanding	12,991	11,315	12,571	11,295
Diluted shares outstanding	13,129	11,415	12,690	11,395

Comprehensive income:
Net (loss) income	$(773)	$5,956	$10,796	$9,647
Foreign currency translation adjustment	546	(3,897)	(2,671)	981
Unrealized loss on cash flow hedge, net of taxes of $156, $0, $156 and $0, respectively	(509)	-	(509)	-
Benefit plan adjustments, net of taxes of ($1,679), $2,043, ($1,242), and $3,207, respectively	(5,548)	5,242	(4,121)	7,924
Comprehensive (loss) income	(6,284)	7,301	3,495	18,552
Less: Comprehensive income attributable to noncontrolling interest	(46)	(50)	(98)	(145)
Comprehensive (loss) income attributable to Twin Disc	$(6,330)	$7,251	$3,397	$18,407

Reconciliation of Consolidated net (loss) INCOME to EBITDA (In thousands; unaudited)
	Quarter Ended		Year Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net (loss) income attributable to Twin Disc	$(822)	$5,941	$10,673	$9,528
Interest expense	344	55	1,927	282
Income taxes	(69)	2,373	3,711	4,773
Depreciation and amortization	3,415	1,556	13,612	6,464
Earnings before interest, taxes, depreciation and amortization	$2,868	$9,925	$29,923	$21,047

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2019	2018
ASSETS
Current assets:
Cash	$12,362	$15,171
Trade accounts receivable, net	44,013	45,422
Inventories	125,893	84,001
Prepaid expenses	11,681	8,423
Other	8,420	6,252
Total current assets	202,369	159,269

Property, plant and equipment, net	71,258	55,467
Goodwill, net	27,829	2,692
Deferred income taxes	18,178	18,056
Intangible assets, net	22,853	1,906
Other assets	3,758	3,850

TOTAL ASSETS	$346,245	$241,240

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$2,000	$-
Accounts payable	31,468	29,368
Accrued liabilities	39,609	32,976

Total current liabilities	73,077	62,344

Long-term debt	40,491	4,824
Lease obligations	14,683	6,527
Accrued retirement benefits	25,878	21,068
Deferred income taxes	6,804	1,203
Other long-term liabilities	2,494	1,658

Total liabilities	163,427	97,624

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802 and 13,099,468, respectively; no par value	45,047	11,570
Retained earnings	196,472	178,896
Accumulated other comprehensive loss	(37,971)	(23,792)
	203,548	166,674
Less treasury stock, at cost (1,392,524 and 1,545,783 shares, respectively)	21,332	23,677

Total Twin Disc shareholders' equity	182,216	142,997

Noncontrolling interest	602	619
Total equity	182,818	143,616

TOTAL LIABILITIES AND EQUITY	$346,245	$241,240

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	For the Year Ended
	June 30, 2019	June 30, 2018

Cash flows from operating activities:
Net income	$10,796	$9,647
Adjustments to reconcile net income to net cash (used)
provided by operating activities:
Depreciation and amortization	9,335	6,464
Amortization of inventory fair value step-up	4,277	-
Stock compensation expense	2,591	2,062
Restructuring of operations	-	238
Gain on sale of Mill Log	(768)	-
Gain on contingent consideration of Veth Propulsion acquisition	(809)	-
Provision for deferred income taxes	6,846	3,004
Other, net	84	(63)
Net change in operating assets and liabilities	(37,813)	(14,841)
Net cash (used) provided by operating activities	(5,461)	6,511

Cash flows from investing activities:
Capital expenditures	(11,979)	(6,328)
Acquisition of Veth Propulsion, less cash acquired	(60,195)	-
Proceeds from sale of plant assets	239	152
Proceeds from sale of business	5,158	-
Proceeds from life insurance policy	101	-
Other, net	(233)	(128)
Net cash used by investing activities	(66,909)	(6,304)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	32,210	-
Borrowings under long-term debt agreement	44,480	-
Borrowings under revolving loan agreement	147,854	80,642
Repayments under revolving loan agreement	(129,548)	(82,143)
Repayments of long-term borrowings	(24,752)	-
Payments of withholding taxes on stock compensation	(1,005)	(422)
Dividends paid to noncontrolling interest	(115)	(172)
Proceeds from exercise of stock options	36	29
Net cash provided (used) by financing activities	69,160	(2,066)

Effect of exchange rate changes on cash	401	663

Net change in cash	(2,809)	(1,196)

Cash:
Beginning of year	15,171	16,367

End of year	$12,362	$15,171